UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2021

FEDERATED HERMES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3779
(Address of principal executive offices, including zip code)

(412) 288-1900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B common stock, no par value	FHI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 8.01 OTHER EVENTS.

On July 2, 2018, Federated Hermes, Inc. (then Federated Investors, Inc.) ("FHI") and its subsidiary, Federated Holdings (UK) II Limited ("Buyer"), completed, effective as of July 1, 2018, the acquisition ("Acquisition") of a majority interest in Hermes Fund Managers Limited ("HFML") pursuant to the terms of a definitive Share Sale Agreement dated April 12, 2018 ("Purchase Agreement"), among BT Pension Scheme Trustees Limited, as trustee for and on behalf of the BT Pension Scheme ("BTPS" or "Seller"), Buyer and FHI (Buyer and FHI, collectively, as applicable, "Federated Hermes"). At that time, Federated Hermes also entered into a Put and Call Option Deed, dated July 2, 2018 (the "Option Deed"), among BTPS and Federated Hermes. The Option Deed provides Federated Hermes with a right to exercise a call option to have Buyer acquire BTPS' remaining 29.5% interest in HFML and BTPS with a right to exercise a put option to sell its remaining interest in HFML to Buyer, after the third, fourth or fifth anniversaries, and subject to certain contingencies, the sixth anniversary, of the date of the Purchase Agreement. The Option Deed provides that the consideration to be paid for BTPS' remaining interest in HFML would be based on BTPS' equity proportion of the fair value of HFML as determined in accordance with the terms of the Option Deed. The remaining approximate 10% of the equity interests of HFML is held in an employee benefit trust for the benefit of certain members of HFML's management and other key employees under a long-term incentive plan established in connection with the Acquisition.

On April 20, 2021, BTPS provided a Valuation Request Notice to Federated Hermes requesting determination of the fair value of HFML in accordance with the terms of the Option Deed. Pursuant to the Option Deed, Federated Hermes and BTPS agreed upon a third-party valuation company, which determined the fair value of HFML for purposes of the Option Deed. The parties have accepted the third party valuation and expect to consummate the purchase of the ordinary shares of HFML representing BTPS's 29.5% interest in HFML on August 31, 2021 ("Closing Date") for £116.5 million (approximately $161.5 million) ("Purchase Price"). Federated Hermes expects to pay the Purchase Price by using a combination of cash on hand and borrowings under its corporate credit facility. After the Closing Date, BTPS will no longer have any ownership interest in HFML nor any representation on HFML's board of directors. BTPS remains a significant client with $12.0 billion in assets under management invested in several Federated Hermes sponsored or managed investment products, including $10.1 billion in long-term private market strategies as of July 31, 2021.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

Exhibit 99.1	Press release issued by Federated Hermes, Inc. dated August 18, 2021
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED HERMES, INC.
(REGISTRANT)

Date	August 18, 2021	By:	/s/ J. Christopher Donahue
J. Christopher Donahue
President and Chief Executive Officer